Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

Exhibit 99.1
News
Release

Date:	Jan. 23, 2012
For Release:	Immediate
Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary Fourth Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects fourth quarter 2011 as-reported earnings of approximately $0.86 per share and operational earnings of approximately $0.93 per share. Results for fourth quarter 2010 were $1.26 per share on an as-reported basis and $1.30 per share on an operational basis. Entergy also affirmed its previously issued operational earnings guidance for 2012.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. Special items were reflected in both periods arising out of the following:

•	expenses for outside services in connection with the proposed divestment and subsequent merger of Entergy’s electric transmission business into ITC Holdings Corp. announced on December 5, 2011 and
•	expenses associated with the previously planned spin-off of the non-utility nuclear business incurred in fourth quarter 2010.

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News Release:  Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 23, 2012

The decrease in fourth quarter 2011 earnings was driven by lower results at Parent & Other, which was partially offset by higher earnings at Utility and Entergy Wholesale Commodities. As indicated below, income tax is cited as a quarter-over-quarter variance explanation in each of the disclosure segments. On an overall company basis, the effective income tax rate in the fourth quarter 2011 exceeded the prior year period.

Parent & Other

Parent & Other’s operational results were lower for the quarter due primarily to an increase in income tax expense.

Utility

The increase in Utility fourth quarter 2011 earnings was driven by a decrease in income tax expense. Utility net revenue was not a significant driver quarter-over-quarter, with a negative weather effect essentially offsetting other price and volume variances. Weather was mild in the current quarter compared to cooler-than-normal weather last year.

Entergy Wholesale Commodities

The quarter-over-quarter increase in operational earnings at Entergy Wholesale Commodities was driven by a lower effective income tax rate. Also contributing to the higher results was a reduction in the decommissioning liability to reflect an updated decommissioning study finalized in the fourth quarter of 2011. Partially offsetting these positive items was the absence of a gain on a sale of a plant sold in December 2010 and lower net revenue. EWC’s net revenue declined due primarily to lower pricing associated with the nuclear fleet. Providing a partial offset in net revenue was an increase in nuclear generation due to fewer planned and unplanned outages. The Vermont Yankee nuclear plant had 25 refueling days in the current quarter compared to 43 refueling days at two plants in fourth quarter 2010.

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News Release:  Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 23, 2012

Earnings Guidance

Entergy affirmed previously issued operational earnings guidance for 2012 to be in the range of $5.40 to $6.20 per share. Previously issued as-reported earnings guidance of $5.40 to $6.20 per share for 2012 does not reflect any potential future expenses for the special item noted above in connection with the proposed spin-merge of Entergy’s transmission business. As-reported earnings guidance will be updated to reflect this special item as actual costs are incurred throughout 2012.

A teleconference will be held at 10 a.m. CT on Tuesday, Jan. 31, 2012, to discuss Entergy’s fourth quarter 2011 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 6779942, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 6779942.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

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News Release:  Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 23, 2012

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings, and (g) risks inherent in the proposed divestiture and subsequent merger of Entergy’s electric transmission business into a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the divestiture and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The divestiture and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.